Exhibit 3.2

CERTIFICATE OF CORRECTION TO CORRECT

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ABPRO CORPORATION

Abpro Corporation, (the “Corporation”) a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1. The name of the Corporation is Abpro Corporation.

2. That the Amended and Restated Certificate of Incorporation was filed by the Secretary of State of Delaware on December 26, 2017 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate to be corrected is as follows:

Section 4(d)(i)(2) of Article V of the Amended and Restated Certificate of Incorporation contains an error, specifically an error in the number of shares of Common Stock set aside or issuable to employees, consultants, directors or officers of the Corporation directly or pursuant to a stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements approved by the Board of Directors (including Series B Designee, Series C Designee and Series D Designee), or upon exercise of Options or Convertible Securities granted to such parties pursuant to any such plan or arrangement;

4. Section 4(d)(i)(2) of Article V of the Amended and Restated Certificate of the Corporation is corrected to read as follows:

“(2) up to 3,500,000 shares of Common Stock (subject to adjustments for Recapitalizations with respect to the Common Stock) issued or issuable to officers, directors and employees of, or consultants to, the Corporation pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements approved by the Board of Directors (including Series B Designee, Series C Designee and Series D Designee), or upon exercise of Options or Convertible Securities granted to such parties pursuant to any such plan or arrangement;”

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by an authorized officer this 27th day of December, 2017.

By:	/s/ Ian Chan
Ian Chan, Chief Executive Officer